UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 4, 2004

WHITTIER ENERGY CORPORATION

 (Exact Name of Registrant as Specified in Its Charter)

Nevada	0-30598	20-0539412
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 CLAY STREET, SUITE 1100 HOUSTON, TEXAS 77002
(Address of Registrant’s Principal Executive Offices)

(713) 850-1880
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. Other Events

Whittier Energy Corporation (the “Company”) today announced the acquisition and drilling plans for two new prospects in its core operating areas of Texas and Louisiana. The Company also announced the acquisition of an additional interest in the Rayne field in Louisiana and provided an update on its third quarter drilling results.

Whittier has executed a lease for the Rachal Prospect, a 386-acre tract directly offsetting the prolific Owen Field in Webb County, Texas. The Owen field is a large gas field with more than 160 wells producing primarily from the Olmos sands at a depth of approximately 7,300’. The offsetting lease to Whittier’s Rachal Prospect is currently producing 700 thousand cubic feet per day (Mcfd) of natural gas from 12 active wells and has cumulative production of 6.2 billion cubic feet (Bcf) of natural gas. Whittier has retained a 30% working interest in the lease. As operator, Whittier expects to spud the Rachal #1 well before year-end. Total estimated drilling and completion cost for the Rachal #1 is $550,000.

Whittier has taken a 30% operated working interest in the Amber Prospect in New Iberia Parish, Louisiana. The Amber Prospect is comprised of approximately 200 acres along the southeast edge of the New Iberia salt dome. The Company acquired the lease based on recently reprocessed 3-D seismic data, which identified two potential target sands for the initial test well. In the first quarter of 2005, Whittier plans to test a Miocene interval that is structurally higher than the producing Miocene interval on adjacent leases. Whittier will also test the Marg A sand, which is highly productive on the northern section of the dome. The total estimated cost of the 9,500’ test well is $750,000, including $500,000 for drilling and $250,000 for completion.

Whittier acquired an additional 11% average working interest in the Rayne Field in Acadia Parish, Louisiana for approximately $174,000. The acquisition increases Whittier’s operated working interest in the Rayne Field to approximately 33%. Gross production from the field is approximately 35 Bopd and 770 Mcfd, with Whittier’s net production increasing to 11 Bopd and 215 Mcfd net, or 47 net barrels of oil equivalent per day.

Since the second quarter, Whittier has participated in the completion of six additional wells in the Greater Mayfield project in Beckham County, Oklahoma, bringing the total number of producing wells in the field to 15.  These new wells include four of the most prolific wells in the field, which are producing at a combined rate of approximately 130 Mmcfd (420 Mcfd net).  Currently four additional wells are in various stages of drilling or completion. Although Whittier’s average working interest in these wells is less than 1%, Whittier’s net production from the area has increased to one Mmcfd from 425 Mcfd.

Bryce W. Rhodes, Whittier’s President and Chief Executive Officer, said, “Whittier’s purchase of the additional interest in the Rayne Field, combined with our active exploration and exploitation efforts is representative of our portfolio investment approach to growing the Company’s production and revenues while managing risk. Given the outlook for commodity prices, we are excited about the opportunity to add new production and reserves through the drill-bit.”

Forward-Looking Statements. Certain statements included in this news release are intended as “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. The company cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. More information about the risks and uncertainties relating to these forward-looking statements are found in the company’s SEC filings, which are available free of charge on the SEC’s web site at http://www.sec.gov.

A copy of Whittier Energy Corporation’s press release issued on November 4, 2004 is attached as Exhibit 99.1 to this Form 8-K.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(c)           Exhibits.

Number	Exhibit

99.1*	Press release issued by Whittier Energy Corporation on November 4, 2004.

* Filed Herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHITTIER ENERGY CORPORATION

Date: November 8, 2004

	By:	/s/ Michael B. Young
Michael B. Young
Chief Financial Officer
(Principal Financial and Accounting Officer)